Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Chris Curran, 215.470.2414
chris.curran@cigna.com

CIGNA Names John M. Partridge to Board of Directors

PHILADELPHIA, September 26, 2008 -- CIGNA Corporation (NYSE: CI) announced today that John M. Partridge, chief operating officer of Visa, Inc., will join CIGNA Corporation's Board of Directors effective January 26, 2009.

"We welcome John as the newest member of our board of directors," said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. “John’s management and IT experience will certainly be beneficial as we transform CIGNA into the nation’s leading health service company.”

Partridge was appointed chief operating officer of Visa Inc. and interim president of Visa U.S.A. in July 2007. He joined Visa U.S.A. in October 1999 and has served as president and CEO of Inovant since November 2000. From 1998 until joining Visa, Partridge served as senior vice president and chief information officer of Unum Provident Corp., where he led a corporate restructuring initiative and had direct responsibility for technology and operations. From 1989 to 1998, he was executive vice president for Credicorp Inc., where he was responsible for consumer banking, technology and operations. Prior to that he held various management positions with Wells Fargo.

He holds a Bachelor of Arts degree in economics from the University of California at Berkeley.

More information on CIGNA's Board of Directors is available at: http://www.cigna.com/about_us/governance/index.html

About CIGNA

CIGNA (NYSE: CI), one of the nation's leading health service companies, is dedicated to helping the people we serve improve their health, well-being and security through a diversified portfolio of benefits and services. Serving approximately 47 million people throughout the United States and around the world, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits as well as group life, accident and disability insurance. To learn more about CIGNA visit www.cigna.com.